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                                                                    EXHIBIT 12.2

                         NORTHWEST AIRLINES CORPORATION
             COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND
                          PREFERRED STOCK REQUIREMENTS
                             (DOLLARS IN MILLIONS)

                                                              Three months ended         Nine months ended
                                                                 September 30              September 30
                                                            ----------------------    -----------------------
                                                              1998          1997        1998          1997
                                                            --------      --------    --------     ----------
EARNINGS:

Income (loss) before income taxes                           $(351.8)      $ 472.9     $(156.1)     $   799.9
Less:  Income from less than 50%
       owned investees                                          2.3           4.0         8.5           17.8
Add:
     Rent expense representative of interest (1)               48.4          50.5       144.6          147.8
     Interest expense net of capitalized interest              90.5          57.5       206.8          171.2
     Interest of mandatorily redeemable
        preferred security holder                               5.2           6.3        16.2           18.3
     Amortization of debt discount and expense                  4.7           1.4        10.5            4.0
     Amortization of interest capitalized                       0.8           0.7         2.5            2.2
                                                            --------      --------    --------     ----------

     ADJUSTED EARNINGS (LOSS)                               $(204.5)      $ 585.3     $ 216.0      $ 1,125.6
                                                            --------      --------    --------     ----------
                                                            --------      --------    --------     ----------

FIXED CHARGES AND PREFERRED STOCK REQUIREMENTS:

Rent expense representative of interest (1)                 $  48.4       $  50.5     $ 144.6      $   147.8
Interest expense net of capitalized interest                   90.5          57.5       206.8          171.2
Interest of mandatorily redeemable
     preferred security holder                                  5.2           6.3        16.2           18.3
Preferred stock requirements                                    0.2           5.0         0.9           21.5
Amortization of debt discount                                   4.7           1.4        10.5            4.0
Capitalized interest                                            4.5           2.4        11.6            7.8
                                                            --------      --------    --------     ----------

     FIXED CHARGES AND PREFERRED
        STOCK REQUIREMENTS                                  $ 153.5       $ 123.1     $ 390.6      $   370.6
                                                            --------      --------    --------     ----------
                                                            --------      --------    --------     ----------

RATIO OF EARNINGS TO FIXED CHARGES AND
     PREFERRED STOCK REQUIREMENTS                                (2)         4.75          (2)          3.04
                                                            --------      --------    --------     ----------
                                                            --------      --------    --------     ----------

(1) Calculated as one-third of rentals, which is considered representative of the interest factor.

(2) Earnings were inadequate to cover fixed charges and preferred stock requirements by $358.0 million and $174.6 million for the three and nine months ended September 30, 1998, respectively.